EXHIBIT 99.1

[LOGO] FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Travis Wachter + 1 (202) 295-4217 twachter@cogentco.com	John Chang + 1 (202) 295-4212 investor.relations@cogentco.com

COGENT COMMUNICATIONS ANNOUNCES PROPOSED PRIVATE PLACEMENT OF SENIOR SECURED NOTES DUE 2018

WASHINGTON, D.C. January 10, 2011 Cogent Communications Group, Inc. (NASDAQ: CCOI) today announced that it is proposing to offer in a private placement $150 million aggregate principal amount of Senior Secured Notes due 2018 (the “Notes”), subject to market and other customary conditions. As the offering is a private placement, the Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A and to persons outside the U.S. in reliance on Regulation S.

The net proceeds of the offering are intended to be used for general corporate purposes and/or repurchases of Cogent’s common stock or its convertible notes or a special dividend to Cogent’s stockholders.

The Notes to be offered have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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